Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 30, 2018, relating to the consolidated financial statements of Tailored Brands, Inc. and subsidiaries, and the effectiveness of Tailored Brands, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Tailored Brands, Inc. for the year ended February 3, 2018 and incorporated by reference in the Registration Statement (No. 333-53623) on Form S-8.

/s/ Deloitte & Touche LLP

Houston, Texas
July 18, 2018